Exhibit 99.1

On February 10, 2006, upon the settlement of certain Agreements, by and between Kaupthing Bank hf. ("Kaupthing") and Lagerinn ehf ("Lagerinn"), (the "Equity Swap Agreements"), Lagerinn paid Kaupthing $156,548,965.44 based on an average price per share of $25.4576 for 6,149,400 shares. The settlement of the equity swap and the reported sale of common stock in connection therwith are deemed exempt from Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-6(b) thereunder. The foregoing discussion of the settlement of the Equity Swap Agreements is qualified in its entirety by reference to the statement on Schedule 13D filed on September 22, 2005 relating to the common stock, $0.01 par value per share, of Linens 'n Things, Inc., a Delaware corporation (the "Schedule 13D"), as amended by Amendment No. 1 to the Schedule 13D filed on September 27, 2005, Amendment No. 2 to the Schedule 13D filed on October 25, 2005, Amendment No. 3 to the Schedule 13D filed on November 10, 2005, and further amended by Amendment No. 4 to the Schedule 13D filed on February 13, 2006 by Kaupthing, Lagerinn, Jakup a Dul Jacobsen and TF Holding P/F.